HAN LOGISTICS, INC.

Promissory Note

November 10, 2008

The undersigned, jointly and severally, promise to pay to the order of Mike Vardakis, in Salt Lake City, Utah, or at other place as the holder hereof may designate in writing, the sum of two thousand two hundred dollars ($2200.00), and payable as follows:

Together both before and after judgment, with interest on the unpaid balance thereof from date until paid at the rate of nine percent (9%) per annum, interest payable as follows:

Prepayment of this note with interest to date of payment may be made at any time without penalty.

If the holder deems itself insecure or if default be made in payment of the whole or any part of any installment at the time when or the place where the same becomes due and payable as aforesaid, then the entire unpaid balance, with interest as aforesaid, shall at the election of the holder hereof and without notice of said election at once become due and payable. In event of any such default or acceleration, the undersigned, jointly and severally, agree to pay to the holder hereof reasonable attorney's fees, legal expenses and lawful collection costs in addition to all other sums due hereunder.

Presentment, demand, protest, notice of dishonor and extension of time without notice are hereby waived and the undersigned consent to the release of any security, or any part thereof, with or without substitution.

Name________________________ Address________________________

Name________________________ Address________________________

Name________________________ Address________________________